July 7, 2014

Tim Mattox
8001 Big View Drive
Austin, TX 78730
tmattox@austin.rr.com

Dear Tim:
I am pleased to offer you a temporary position with Upland Software, Inc. (the “Company”), as Interim Chief Operating Officer. In such capacity, you shall report to the Company's Chief Executive Officer. You will receive a monthly salary of $20,000 (less applicable withholdings) (the “Base Salary”), which will be paid semi-monthly in accordance with the Company's normal payroll procedures. We would like you to start work on July 14, 2014, and this temporary position will continue until August 15, 2014, subject to the at-will employment provision below.
Our hope is this temporary assignment becomes a regular, full-time position. On or before 30 days after you start as the Interim COO, will determine, in consultation with you, whether it makes sense for both of us for you to continue in a regular, full-time position as Chief Operating Officer. Your monthly salary will be $20,000. As an employee, you will also be eligible to receive certain employee benefits consistent with other employees which may change from time to time. You shall accrue PTO at 5 hours per paid period to a maximum of 120 hour/15days per year. In addition, we observe 10 paid holidays per year per the Company's employee policies which may change from time to time. For the sake of clarity, you understand that your employment with the Company is for no specified period and constitutes at-will employment.
You will be eligible to receive an annual bonus of up to 50% of your Base Salary, less applicable withholdings, upon achievement of performance objectives to be determined by the Company's Board of Directors in its sole discretion, which shall be based upon, among other things, achievement of revenue, EBITDA and M&A targets (the “Bonus”). Any Bonus will be earned only if the Company achieves the annual performance objectives during the designated time period and you are continuously employed by the Company through the date that such Bonuses are paid to senior management. The Company shall pay such Bonus at the same time as bonuses are normally paid to other members of senior management, unless the Board of Directors approves an exception for payment of a particular bonus on a case by case basis, but in any event, any earned Bonus shall be paid no later than two months and 15 days after the end of the Company's taxable year in which such Bonus was earned.
You will also be eligible to participate in the Company's equity-based plan at a level appropriate for your role and responsibilities within the Company as determined by management. We will propose an initial option grant of 700,000 shares of Common Stock (the “Option”) and a grant of 100,000 restricted shares of Common Stock (the “Restricted Stock” and together with the Option, the “Award”) to the Board of Directors for approval, in each case, with a Vesting Commencement Date consistent with the start of your temporary assignment, and ten percent (10%) of the shares subject to the Award shall vest on the first anniversary of the Vesting Commencement Date, then twenty percent (20%) of the shares subject to the Award shall vest in equal twelve (12) installments on the corresponding day of each month (or if there is no corresponding day in any such month, on the last day of such month) over the period from the first anniversary of the Vesting Commencement Date to the second anniversary of the Vesting Commencement Date, then thirty percent (30%) of the shares subject to the Award shall vest in equal twelve (12) installments on the corresponding day of each month (or if there is no corresponding day in any such month, on the last day of such month) over the period from the second anniversary of the Vesting Commencement Date to the third

Frost Tower, 401 Congress Avenue, Suite 1850, Austin, TX 78701-4424 | 855-944-PLAN | www.uplandsoftware.com

anniversary of the Vesting Commencement Date, then the remaining Forty percent (40%) of the shares subject to the Award shall vest in equal twelve (12) installments on the corresponding day of each month (or if there is no corresponding day in any such month, on the last day of such month) over the period from the third anniversary of the Vesting Commencement Date to the fourth anniversary of the Vesting Commencement Date, and all of the vesting, as described above, is subject to you continuing to be an employee through each such date. Notwithstanding the foregoing, in the event of a change of control (as defined in the equity incentive plan), the vesting of the Award shall accelerate as to that number of shares of the Company, that would have vested had you remained an employee for two additional years. The Award shall in all respects be subject to the terms of the equity incentive plan and the Option shall have an exercise price per share which is no less than the fair market value of a share of the Company's common stock on the date of grant as determined by the Board of Directors. You understand that you must be continually employed through the first anniversary of the Vesting Commencement Date to vest in any shares whatsoever and that the Award (or anything else in this offer letter) does not entitle you to any period of continued employment.
The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company (both the temporary position and regular position, if any) is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks' notice. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.
The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.
For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.
As a condition of your employment, you are also required to sign and comply with an Employee Proprietary Information Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, a restriction on your ability to engage in competitive activities, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration

Frost Tower, 401 Congress Avenue, Suite 1850, Austin, TX 78701-4424 | 855-944-PLAN | www.uplandsoftware.com

shall provide for adequate discovery, and (v) the Company shall pay all but the first $300 of the arbitration fees. Please note that we must receive your signed Agreement before your first day of employment.
To accept the Company's offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by an officer of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by Wednesday, July 9, 2014.

Frost Tower, 401 Congress Avenue, Suite 1850, Austin, TX 78701-4424 | 855-944-PLAN | www.uplandsoftware.com

We look forward to your favorable reply and to working with you at Upland Software.

Sincerely,

/s/ JACK MCDONALD
Jack McDonald
CEO

Agreed to and accepted:

Signature: /s/ TIM MATTOX

Printed Name: Tim Mattox

Date: 7/9/2014

Enclosures:
Duplicate Original Letter
Employee Proprietary Information Agreement

Frost Tower, 401 Congress Avenue, Suite 1850, Austin, TX 78701-4424 | 855-944-PLAN | www.uplandsoftware.com